Exhibit 10.20

FORM OF STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”), dated as of «award date» is between HSN, Inc., a Delaware corporation (the “Corporation”), and «grantee» (the “Grantee”).

1.	Award and Vesting of Stock Options

(a) Subject to the terms, definitions and provisions of this Agreement and the Company’s Amended and Restated 2008 Stock and Annual Incentive Plan (the “Plan”), the Corporation hereby grants to the Grantee as of the Award Date options to purchase the number of shares of common stock, par value $0.01 per share (“Common Stock”), set forth on the Summary of Award, at the exercise price per share set forth in the Summary of Award (the “Stock Options”). Reference is also made to the “Summary of Award” that was delivered simultaneously with this Agreement and that can be found on the Smith Barney Benefit Access System at www.benefitaccess.com. Your Summary of Award, which sets forth the Award Date, the number of Stock Options granted to you by the Corporation and the exercise price for such Stock Options (among other information), is hereby incorporated by reference to, and shall be read as part and parcel of, this Agreement. Any defined terms not defined in the Agreement or the Summary of Award shall have the same meaning ascribed to it in the Plan.

(b) Subject to the terms and conditions of this Agreement and the provisions of the Plan, the Stock Options shall vest and no longer be subject to any restriction in accordance with the Vesting Period described in the Summary of Award.

(c) Notwithstanding the provisions of Section 1(b) and except as provided in Section 5 of this Agreement, in the event of termination of the Grantee’s service with the Corporation during the Vesting Period for any reason, all remaining unvested Stock Options shall be forfeited by the Grantee and canceled in their entirety effective immediately upon such termination.

(d) Unless earlier terminated pursuant to the terms of this Agreement or the Plan, the Stock Options will expire on the tenth anniversary of the Award Date.

(e) Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ or service of the Corporation or any of its affiliates or interfere in any way with the right of the Corporation or any such Affiliates to terminate the Grantee’s service at any time, with or without cause.

2.	Method of Exercise

(a) The vested portion of the Stock Options shall be exercisable by delivery to the Corporation of a written notice stating the number of whole shares to be purchased pursuant to this Agreement and accompanied by payment of the full purchase price of the shares of Common Stock to be purchased. The Stock Options may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the Stock Options are then exercisable if less than 100). Fractional share interests shall be disregarded except they may be accumulated.

(b) The exercise price of the Stock Options shall be paid: (i) in cash or by certified check or bank draft payable to the order of the Corporation; (ii) by exchange (or attestation) of shares of unrestricted Common Stock already owned by the Optionee and having an aggregate Fair Market Value equal to the aggregate purchase price, provided, that the Optionee represents and warrants to the Corporation that the Optionee holds the shares of Common Stock free and clear of liens and encumbrances; (iii) unless the Committee determines otherwise, by withholding a number of shares of Common Stock having a Fair Market Value equal to the aggregate purchase price; or (iv) by any other procedure approved by the Committee, or by a combination of the foregoing.

3.	Non-Transferability of the Stock Options

During the Vesting Period and until such time as the Stock Options are ultimately exercised as provided in Section 2 above, the Stock Options shall not be transferable by the Grantee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

4.	Rights as a Stockholder

Except as otherwise specifically provided in this Agreement, until the Stock Options are exercised the Grantee shall not be entitled to any rights of a stockholder with respect to the Stock Options. Notwithstanding the foregoing, if the Corporation declares and pays dividends on the Common Stock during the Vesting Period, the Grantee will be credited with additional amounts for each Stock Option equal to the dividend that would have been paid with respect to such Stock Option if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in Stock Options or may be held in kind as restricted property) and shall vest concurrently with the vesting of the Stock Options upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to Section 5.

5.	Adjustment in the Event of Change in Stock; Change in Control

(a) In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation (including any extraordinary cash or stock dividend), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation, the number of Stock Options and the shares underlying such Stock Options shall be equitably adjusted by the Committee (including, in its discretion, providing for other property to be held as restricted property) as it may deem appropriate in its sole discretion. The determination of the Committee regarding any such adjustment will be final and conclusive.

(b) With respect to the awards evidenced by this Agreement, subject to paragraph (e) of Section 10 of the Plan, notwithstanding any provision of the Plan to the contrary, upon Grantee’s Termination of Employment, during the one-year period following a Change in Control, by the Company for other than Cause or Disability or by the Grantee for Good Reason:

(i) any Stock Options outstanding as of such date of Termination of Employment which were outstanding as of the date of such Change in Control shall be fully exercisable and vested and shall remain exercisable until the later of (i) the last date on which such Stock Option would be exercisable in the absence of this Section 5(b) and (ii) the earlier of (A) the first anniversary of such Change in Control and (B) the expiration of the term of the Options; and

(ii) the restrictions and deferral limitations applicable to any Stock Option shall lapse, and such Stock Option outstanding as of such date of Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and exercisable.

6.	Payment of Transfer Taxes, Fees and Other Expenses

The Corporation agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Grantee in connection with the Stock Options, together with any and all other fees and expenses necessarily incurred by the Corporation in connection therewith.

7.	Other Restrictions

(a) The Stock Options shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, then in any such event, the award of Stock Options shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) The Grantee acknowledges that the Grantee is subject to the Corporation’s policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Grantee is on the Corporation’s insider list, the Grantee shall be required to obtain pre-clearance from the Corporation’s General Counsel prior to purchasing or selling any of the Corporation’s securities, including any shares issued upon vesting of the Stock Options, and may be prohibited from selling such shares other than during an open trading window. The Grantee further acknowledges that, in its discretion, the Corporation may prohibit the Grantee from selling such shares even during an open trading window if the Corporation has concerns over the potential for insider trading.

8.	Notices

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Grantee: at the address last provided by the Grantee to the Corporation’s Human Resources Department.

If to the Corporation:	HSN, Inc.
1 HSN Drive
St. Petersburg, FL 33729 Attention: General Counsel Facsimile: (727) 872-1000

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 8. Notice and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Grantee consents to electronic delivery of documents required to be delivered by the Corporation under the securities laws.

9.	Effect of Agreement

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Corporation.

10.	Laws Applicable to Construction; Consent to Jurisdiction

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement and the Summary of Award, the Stock Options are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the State of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Grantee hereby agrees and consents to the personal jurisdiction of said courts over the Grantee for purposes of the resolution of any and all such disputes.

11.	Severability

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12.	Conflicts and Interpretation

In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

In the event of any (i) conflict between the Summary of Award (or any other information posted on the Smith Barney Benefit Access System) and this Agreement, the Plan and/or the books and records of the Corporation, or (ii) ambiguity in the Summary of Award (or any other information posted on the Smith Barney Benefit Access System), this Agreement, the Plan and/or the books and records of the Corporation, as applicable, shall control.

13.	Amendment

The Corporation may modify, amend or waive the terms of the Stock Option award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Grantee without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14.	Headings

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

15.	Counterparts

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

16.	Data Protection

The Grantee authorizes the release from time to time to the Corporation (and any of its subsidiaries or affiliated companies) and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). Without limiting the above, Grantee permits his or her employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)). Grantee hereby authorizes the Relevant

Information to be transferred to any jurisdiction in which the Corporation, his or her employing company or the Agent considers appropriate. Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

IN WITNESS WHEREOF, as of the date first above written, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer. Electronic acceptance of this Agreement pursuant to the Corporation’s instructions to Grantee (including through an online acceptance process managed by the Agent) is acceptable.

HSN, INC.

By:
Lisa Letizio
Executive Vice President –
Human Resources